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                                                                      Exhibit 22


EXHIBIT 22 - List of Subsidiaries.

Western Power & Equipment Corp.
Connectsoft Communications Corporation
Connectsoft Holding Corp.
Exodus Technologies, Inc.
InterGlobe Networks, Inc.
Seattle OnLine Acquisition Corp.